Filed Pursuant to Rule 433

Registration Statement No. 333-133938

FINAL TERM SHEET

Dated August 23, 20063

THE HERSHEY COMPANY

$250,000,000 5.300% NOTES DUE SEPTEMBER 1, 2011

$250,000,000 5.450% NOTES DUE SEPTEMBER 1, 2016

Name of Issuer:	The Hershey Company

Title of Securities:	5.300% Notes due September 1, 2011 (“2011 Notes”) 5.450% Notes due September 1, 2016 (“2016 Notes”)

Aggregate Principal Amount:	$250,000,000 (2011 Notes) $250,000,000 (2016 Notes)

Issue Price (Price to Public):	99.804% of principal amount (2011 Notes) 99.687% of principal amount (2016 Notes)

Maturity:	September 1, 2011 (2011 Notes) September 1, 2016 (2016 Notes)

Coupon (Interest Rate):	5.300% (2011 Notes) 5.450% (2016 Notes)

Benchmark Treasury:	UST 4.875% due July 2011 (2011 Notes) UST 4.875% due August 2016 (2016 Notes)

Spread to Benchmark Treasury:	57 basis points (0.57%) (2011 Notes) 68 basis points (0.68%) (2016 Notes)

Benchmark Treasury Price and Yield:	$100 - 13¾ 4.775% (2011 Notes) $100 - 16 4.811% (2016 Notes)

Yield to Maturity:	5.345% (2011 Notes) 5.491% (2016 Notes)

Interest Payment Dates:	March 1 and September 1, of each year, commencing on March 1, 2007 (2011 Notes and 2016 Notes)

Interest Payment Record Dates:	February 15 and August 15 of each year (2011 Notes and 2016 Notes)

Redemption Provisions:	Treasury plus 10 basis points (2011 Notes) Treasury plus 15 basis points (2016 Notes)

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof (2011 Notes and 2016 Notes)

Legal Format:	SEC Registered (Registration No. 333-133938)

Proceeds to The Hershey Company:	$248,635,000 (2011 Notes) $248,092,500 (2016 Notes)

Settlement Date:	T + 3 days; August 28, 2006 (2011 Notes and 2016 Notes)

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc.3 UBS Securities LLC

Senior Co-Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Daiwa Securities America Inc. PNC Capital Markets LLC The Williams Capital Group, L.P.

CUSIP:	427866 AN 8 (2011 Notes) 427866 AP 3 (2016 Notes)

ISIN:	US427866AN84 (2011 Notes) US427866AP33 (2016 Notes)

Common Code:	026617472 (2011 Notes) 026617596 (2016 Notes)

Ratings:	A1 / A+ (2011 Notes) A1 / A+ (2016 Notes)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-133938).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322 (or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com), Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or UBS Securities LLC toll-free at 1-888-722-9555 ex. 1088.